Exhibit 99.1

FOR IMMEDIATE RELEASE

July 19, 2007	For More Information Contact:
Gregory Schreacke
Chief Financial Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation

Announces Quarterly Results

Elizabethtown, Kentucky, July 19, 2007 — First Financial Service Corporation (the Company, Nasdaq: FFKY) today announced diluted net income per share of $0.59 for the quarter ended June 30, 2007, compared to $0.62 for the quarter ended June 30, 2006.  Return on equity was 14.1% for the quarter ended June 30, 2007 and return on assets was 1.2%.  Diluted net income per share for the six months ended June 30, 2007, was $1.11, compared to $1.15 for the six months ended June 30, 2006.  For the six months ended June 30, 2007, return on equity was 13.5% and return on assets was 1.2%.

During the second quarter, the Company opened its third new full-service retail branch facility in its Louisville metropolitan market of Jefferson County.  The retail facility represents the Company’s prototype branch with a retail-focused design.  The Company also established a commercial private banking center in Louisville during the quarter.  This commercial lending facility is designed to serve the personal and business needs for the Company’s commercial customer base in the Louisville market.

“We are delighted to offer our customers these commercial and retail facilities in Louisville,” noted President and Chief Executive Officer, B. Keith Johnson.  “We have over $177 million in commercial loans and $51 million in commercial and retail deposits with our customers in this market.  We believe these facilities will allow us to more effectively support these relationships and allow us to develop a larger presence within this market.  While we fully anticipate these facilities to significantly enhance the value of our franchise in the near future, the additional expense in operating these new facilities along with a contraction in our net interest margin will continue to place pressure on earnings for the next few quarters.”

The Company’s retail branch network continued to generate encouraging results.  Total deposits have grown at a 10% compound annual growth rate over the past three years.  Total deposits were $684 million at June 30, 2007, an increase of $43.4 million, or 7% from December 31, 2006.  The continued development of the retail branch network in the Louisville market also yielded positive results.  The Company had a combined $50.8 million in deposits in its two full-service facilities in the Louisville market experiencing a 30% increase in deposits for the first six months and a 189% increase from December 31, 2004.  The Company opened these facilities in the second quarter of 2004 to support its growing customer base in this market.  Twenty-four percent of the Company’s loan portfolio and 7% of its deposit portfolio reside in the Louisville market.

The Company’s emphasis on commercial lending generated an 8% compound annual growth rate in the total loan portfolio and a 16% compound annual growth rate in commercial loans over the past three years.  Commercial loans were $505 million at June 30, 2007, an increase of $29.0 million, or 6% from December 31, 2006.  The growth in the Company’s commercial loan portfolio has favorably impacted the level of interest income generated by the Company.  Average earning assets increased $56.8 million for June 30, 2007, compared to the same period in 2006.  Despite the increase in earning assets, the Company’s net interest margin realized a slight decline.  Net interest margin decreased to 3.95% for the six months ended June 30, 2007, compared to 4.07% for the same period a year ago.  The increase in the volume of earning assets had a positive impact on net interest margin, which increased $288,000 and $629,000 for the three and six months ended June 30, 2007, compared to the respective periods ended June 30, 2006.

The Company’s asset quality remains favorable.  Annualized net charge-offs as a percent of average total loans were 0.02% for the quarter ended June 30, 2007.  The allowance for loan losses as a percent of total loans, decreased to

1.07% at June 30, 2007 compared to 1.09% at December 31, 2006.  The percentage of non-performing loans to total loans was 1.04% at June 30, 2007, compared to 0.69% at December 31, 2006.

Provision for loan loss expense increased $118,000 to $127,000 for the three months ended June 30, 2007, compared to the same period ended June 30, 2006.  For the six months ended June 30, 2007, provision for loan loss expense increased $111,000 to $208,000 compared to the six months ended June 30, 2006.  The increase in provision for loan loss expense for the respective periods was primarily the result of improvements in the Company’s security and position of certain classified loans during 2006, which resulted in a reduction in the reserves allocated to the loans.  Therefore the Company recorded a lower provision for loan loss expense during 2006, resulting in an increase in provision for loan loss expense for the three and six month periods ended June 30, 2007.

Non-interest income decreased $37,000 for the three months ended June 30, 2007, compared to the three months ended June 30, 2006.  For the six months ended June 30, 2007 non-interest income increased $196,000, compared to the six months ended June 30, 2006.  The increase for the six months ended was primarily the result of a $227,000 gain on the sale of real estate held for development.  This real estate was held for development through the Company’s wholly owned subsidiary, First Federal Office Park, LLC.  Only one other property remains for sale in this development.

Non-interest expense increased $487,000 to $5.8 million for the three months ended June 30, 2007, compared to the same three months ended June 30, 2006.  For the six months ended June 30, 2007, non-interest expense increased $1.1 million compared to the same six months ended June 30, 2006.  Included in the increase for the six months ended was $229,000 of unamortized issuance cost from redemption of all of its $10.0 million issuance of cumulative trust preferred securities.  Contributing to the increase in non-interest expense for the respective three and six month periods was a $288,000 increase and a $435,000 increase in employee compensation expense.  Three commercial lending associates and twenty retail associates have been added with our expansion efforts.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, and personal investment financial counseling services.  Today, the Bank serves Central Kentucky through its 15 full-service banking centers and a commercial private banking center.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.”  Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP

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FIRST FINANCIAL SERVICE CORPORATION
Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
(Dollars in thousands, except share data)	2007	2006

ASSETS
Cash and due from banks	$15,577	$19,082

Securities available-for-sale	23,354	28,223
Securities held-to-maturity, fair value of $21,444 Jun (2007) and $23,817 Dec (2006)	21,768	24,224
Total securities	45,122	52,447

Loans held for sale	1,329	673
Loans, net of unearned fees	729,705	705,037
Allowance for loan losses	(7,822)	(7,684)
Net loans receivable	723,212	698,026

Federal Home Loan Bank stock	7,621	7,621
Cash surrender value of life insurance	8,112	7,947
Premises and equipment, net	24,076	22,500
Real estate owned:
Acquired through foreclosure	508	918
Held for development	91	337
Other repossessed assets	34	82
Goodwill	8,384	8,384
Accrued interest receivable	4,362	4,094
Other assets	1,567	1,388

TOTAL ASSETS	$838,666	$822,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Non-interest bearing	$44,812	$40,349
Interest bearing	639,641	600,688
Total deposits	684,453	641,037

Short-term borrowings	40,500	68,500
Advances from Federal Home Loan Bank	28,152	28,224
Subordinated debentures	10,000	10,000
Accrued interest payable	661	273
Accounts payable and other liabilities	1,801	1,321
Deferred income taxes	1,183	1,373

TOTAL LIABILITIES	766,750	750,728
Commitments and contingent liabilities	—	—

STOCKHOLDERS’ EQUITY:
Serial preferred stock, 5,000,000 shares authorized and unissued	—	—
Common stock, $1 par value per share; authorized 10,000,000 shares; issued and outstanding, 4,279,610 shares Jun (2007), and 4,384,088 shares Dec (2006)	4,280	4,384
Additional paid-in capital	24,493	27,419
Retained earnings	43,428	40,210
Accumulated other comprehensive income/ (loss)	(285)	85

TOTAL STOCKHOLDERS’ EQUITY	71,916	72,098
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$838,666	$822,826

FIRST FINANCIAL SERVICE CORPORATION
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands, except per share data)	June 30,		June 30,
	2007	2006	2007	2006
Interest and Dividend Income:
Loans, including fees	$14,364	$12,287	$28,305	$24,002
Taxable securities	536	756	1,148	1,471
Tax exempt securities	107	68	215	130
Total interest income	15,007	13,111	29,668	25,603

Interest Expense:
Deposits	6,440	4,561	12,387	8,606
Short-term borrowings	413	15	988	88
Federal Home Loan Bank advances	341	941	676	1,874
Subordinated debentures	154	223	382	429
Total interest expense	7,348	5,740	14,433	10,997

Net interest income	7,659	7,371	15,235	14,606
Provision for loan losses	127	9	208	97
Net interest income after provision for loan losses	7,532	7,362	15,027	14,509

Non-interest Income:
Customer service fees on deposit accounts	1,489	1,396	2,763	2,627
Gain on sale of mortgage loans	166	240	292	403
Gain on sale of real estate held for development	—	—	227	—
Brokerage commissions	106	88	202	171
Other income	278	352	500	587
Total non-interest income	2,039	2,076	3,984	3,788

Non-interest Expense:
Employee compensation and benefits	3,105	2,817	6,229	5,794
Office occupancy expense and equipment	596	514	1,162	1,067
Marketing and advertising	217	214	449	419
Outside services and data processing	670	641	1,336	1,257
Bank franchise tax	234	224	465	443
Write off of issuance cost of Trust Preferred Securities	—	—	229	—
Other expense	979	904	1,946	1,743
Total non-interest expense	5,801	5,314	11,816	10,723

Income before income taxes	3,770	4,124	7,195	7,574
Income taxes	1,226	1,369	2,334	2,481
Net Income	$2,544	$2,755	$4,861	$5,093

Shares applicable to basic income per share	4,305,741	4,382,268	4,334,385	4,382,103
Basic income per share	$0.59	$0.63	$1.12	$1.16

Shares applicable to diluted income per share	4,348,300	4,421,958	4,382,923	4,419,839
Diluted income per share	$0.59	$0.62	$1.11	$1.15

FIRST FINANCIAL SERVICE CORPORATION
Unaudited Selected Ratios and Other Data

	As of and For the		As of and For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
Selected Data	2007	2006	2007	2006

Performance Ratios

Return on average assets	1.22%	1.41%	1.17%	1.32%

Return on average equity	14.10%	16.31%	13.55%	15.35%

Average equity to average assets	8.62%	8.66%	8.65%	8.61%

Net interest margin	3.93%	4.05%	3.95%	4.07%

Efficiency ratio from continuing operations	59.82%	56.25%	61.48%	58.30%

Book value per share			$16.80	$15.53

Average Balance Sheet Data

Average total assets	$839,470	$782,478	$837,026	$777,270

Average interest earning assets	787,260	734,227	784,354	727,579

Average loans	729,017	654,893	724,400	649,486

Average interest-bearing deposits	647,332	576,535	639,332	570,546

Average total deposits	692,216	620,433	683,373	613,704

Average total stockholders’ equity	72,393	67,751	72,368	66,900

Asset Quality Ratios

Non-performing loans as a percent of total loans (1)			1.04%	0.83%

Non-performing assets as a percent of total loans (1)			1.12%	0.97%

Allowance for loan losses as a percent of total loans (1)			1.07%	1.11%

Allowance for loan losses as a percent of non-performing loans			103%	134%

Annualized net charge-offs to total loans (1)			0.02%	0.02%

(1) Excludes loans held for sale.